Exhibit 10.15

CHEVRON BRANDED JOBBER PETROLEUM PRODUCTS AGREEMENT

Dated: March 15, 2005

CHEVRONTEXACO PRODUCTS COMPANY (“ChevronTexaco”), a division of Chevron U.S.A., Inc., and SUSSER PETROLEUM COMPANY, LP (“Jobber”) hereby agree as follows:

1. Area of Primary Responsibility.

ChevronTexaco hereby appoints Jobber, upon the terms and conditions herein provided, its nonexclusive distributor (“Chevron Jobber”) of the Chevron brand and other petroleum products of ChevronTexaco specified in section 3 of this agreement, with responsibility to serve and develop trade for such petroleum products in the area specified in Exhibit A hereto (“Jobber’s area of primary responsibility”). It is understood that ChevronTexaco may also engage in the sale and distribution of the same petroleum products in Jobber’s area of primary responsibility directly to consumers and by supply to other resellers.

2. Term.

The term of this agreement shall commence on April 1, 2005, and shall end on March 31, 2008.

3. Products and Quantities.

(a) Purchase and Sale Obligations. During the term of this agreement, Jobber shall purchase from ChevronTexaco such quantities of each of the petroleum products of ChevronTexaco specified below as are necessary to serve customer demand for such petroleum products of ChevronTexaco in Jobber’s area of primary responsibility.

Product(s)
Chevron Diesel Fuel No. 2
Chevron Motor Gasolines

Subject to the limitations set forth in this section 3, ChevronTexaco shall sell to Jobber such quantities of such petroleum products as Jobber may order from ChevronTexaco. Without limitation on the generality of the foregoing, Jobber agrees to purchase from ChevronTexaco during each contract year not less than 5,000,000 gallons of Chevron branded motor gasoline.

(b) Monthly Percentages. Jobber has advised ChevronTexaco that Jobber wishes that the maximum quantities to be delivered by ChevronTexaco to Jobber hereunder be allocated on a percentage basis by calendar month as set forth in Exhibit B hereto. For any contract year after the first, Jobber may change the monthly percentages set forth in Exhibit B by giving ChevronTexaco written notice of such changes prior to the end of the prior contract year.

(c) Monthly Limitation on Sale Obligation. ChevronTexaco shall not be obligated to sell to Jobber in any calendar month quantities of any petroleum product in excess of the applicable monthly percentage specified in Exhibit B times the quantities of such petroleum product actually purchased by Jobber from ChevronTexaco during the twelve (12) calendar months immediately preceding the calendar month before the month in question (e.g., the applicable 12-month period for the month of July would begin with the month of June during the prior calendar year and run through the month of May of the current calendar year), either under this agreement or under any similar prior agreement between ChevronTexaco and Jobber.

(d) Exception for New Jobbers. If Jobber has not been a Chevron Jobber prior to execution of this agreement, then the limitation set forth in paragraph (c) shall not apply during the first thirteen (13) months of the term hereof. During such initial 13-month period, ChevronTexaco shall not be obligated to sell to Jobber in any calendar month quantities of any petroleum product in excess of the applicable monthly percentage specified in Exhibit B times the following annual maximum quantities:

Product(s)	Maximum (Gals.)
Chevron Diesel Fuel No. 2	N/A

Chevron Motor Gasolines	N/A

(e) Other Limitations. As used herein, “contract year” shall mean a 12-month period commencing with the first day of the term of this agreement or any anniversary thereof during the term of this agreement. Deliveries by ChevronTexaco to Jobber for any fraction of a calendar month or contract year that this agreement may be in effect shall be in proportion to the quantities specified above. Although not required to do so, ChevronTexaco may at its option and after request by Jobber elect to sell to Jobber quantities of petroleum products in excess of the maximum quantities specified herein. Deliveries by ChevronTexaco to Jobber shall be spaced reasonably evenly over the month in accordance with such procedures as may be reasonably established from time to time by ChevronTexaco. Jobber’s purchases of each grade of a particular category of petroleum product shall be in such proportion as ChevronTexaco in its sole discretion shall determine.

4. Delivery.

(a) Delivery Points. Subject to later change by ChevronTexaco as set forth below, ChevronTexaco shall deliver or arrange for the delivery of petroleum products to Jobber in the manner and at the delivery points set forth below. Specified for each product at each delivery point is the maximum percentage of ChevronTexaco’s total maximum sales obligation for that product (as determined pursuant to section 3 of this agreement) which ChevronTexaco shall be required to deliver to Jobber at that delivery point. ChevronTexaco shall not be required, during any relevant time period, to deliver to Jobber at any particular delivery point quantities of any particular petroleum product in excess of the specified percentage of ChevronTexaco’s maximum sales obligation for that product for that time period.

Product(s)	Delivery Point	Type of Delivery	Maximum Percentage (%)
Chevron Diesel Fuel No. 2	Galena Park Tx Trm Chevron		84
	Fort Worth TX Trm Chevron		1
	Austin Tx Trm Koch		3
	Corpus Christi Tx Trm Koch		5
	Hearne Tx Trm Exxonmobil		1
	Pasadena Tx Trm Kinder Morgan		1
	Victoria Tx Trm Citgo		2
	Harlingen Tx Trm Valero		1
	Brownsville Tx Trm Citgo		1
	San Antonio Tx Trm Koch		1

Chevron Motor Gasolines	Galena Park Tx Trm Chevron		88
	Fort Worth TX Trm Chevron		1
	Victoria Tx Trm Citgo		1
	Hearne Tx Trm Exxonmobil		1
	Harlingen Tx Trm Valero		1
	Corpus Christi Tx Trm Koch		4
	Brownsville Tx Trm Citgo		1
	Austin Tx Trm Koch		2
	San Antonio Tx Trm Koch		1

ChevronTexaco shall have the right at any time in its absolute discretion to change any of the above delivery points and the maximum percentage of ChevronTexaco’s maximum sales obligation for each product available to Jobber at each delivery point.

(b) Legal Transfer. Title and risk of loss shall pass to Jobber at the delivery point.

(c) Delivery into Jobber’s Vehicles. If deliveries are to be made into vehicles supplied by Jobber, ChevronTexaco shall not be required to make such deliveries into such vehicles unless they are clean and empty immediately prior to delivery and shall not be required to load or deliver quantities less than the full capacity of the vehicle, except as otherwise authorized by ChevronTexaco from time to time. Jobber shall comply with such reasonable rules and regulations as ChevronTexaco may from time to time establish regarding deliveries by ChevronTexaco into Jobber’s vehicles.

(d) Delivery into Jobber’s Storage Facilities. If deliveries are to be made into Jobber’s storage facilities, Jobber shall provide storage facilities sufficient to enable it to receive such deliveries and shall provide ChevronTexaco with unimpeded and adequate ingress thereto and egress therefrom twenty-four hours per day. Jobber shall comply with such reasonable rules and regulations as ChevronTexaco may from time to time establish regarding deliveries by ChevronTexaco into Jobber’s storage facilities.

(e) Delivery by Barge. If deliveries are to be made by barge, Jobber shall provide free wharfage at the delivery point where the barge may at all times lie safely afloat.

(f) Demurrage. Jobber shall reimburse ChevronTexaco on demand for any demurrage or other charges incurred by ChevronTexaco by reason of Jobber’s failure to unload any delivery vehicle or release the same within the time allowed therefor without demurrage or other charge even though such failure may have arisen from causes beyond the control of Jobber.

(g) Orders for Delivery. Deliveries by ChevronTexaco to Jobber shall be made after reasonable notice from Jobber. All orders for delivery of petroleum products covered by this agreement shall be placed by Jobber at ChevronTexaco’s designated order point, unless ChevronTexaco gives Jobber written notice of alternate arrangements.

5. Price.

The prices that Jobber shall pay ChevronTexaco for petroleum products purchased hereunder shall be ChevronTexaco’s prices to Jobber in effect at the time and place of each delivery for the particular product, grade, quantity and type of delivery involved, as established by ChevronTexaco from time to time. ChevronTexaco shall have the right at any time without prior notice to Jobber to change any or all such prices or the method by which ChevronTexaco’s prices to Jobber are determined.

6. Payment Terms.

(a) Cash Terms. Jobber shall, except at ChevronTexaco’s option, pay ChevronTexaco cash before delivery for petroleum products purchased hereunder.

(b) Optional Credit Terms. ChevronTexaco’s affiliate, Chevron Finance Company (“CFC”), has authorized ChevronTexaco to make sales of petroleum products against the credit of CFC to Chevron Jobbers that CFC approves for such credit sales. If Jobber is so approved (and continues to be so approved) by CFC and ChevronTexaco elects to make sales to Jobber under the CFC credit arrangement, then any credit extended on such sales shall be extended by CFC and Jobber shall make payments to CFC for all petroleum products purchased hereunder on credit. Jobber acknowledges the importance of payment within the terms specified when credit is extended and agrees that past due amounts shall bear interest at the rate of 18% per year or the maximum rate permitted by the state of Jobber’s residence as specified in section 20 of this agreement, whichever is less. If Jobber fails to make payment within the specified terms, such failure shall, at ChevronTexaco’s option, be deemed a breach of this entire agreement and, in addition to such other remedies as it may have, ChevronTexaco shall have thereafter the right to demand advance cash payment, to withhold deliveries until such advance payment (including payment of all amounts then outstanding for petroleum products delivered by ChevronTexaco to Jobber hereunder) is received, or to terminate this agreement. The acceptance of any payment by CFC or ChevronTexaco after the due date shall not waive any of CFC’s or ChevronTexaco’s rights hereunder nor shall such withholding of deliveries or termination of this agreement affect any obligation of Jobber hereunder. If credit is extended to Jobber by CFC or ChevronTexaco, Jobber shall furnish CFC and ChevronTexaco with such information regarding Jobber’s financial condition as CFC or ChevronTexaco may reasonably request from time to time.

(c) Change of Payment Terms. ChevronTexaco’s terms of payment are subject to change without notice at the discretion of ChevronTexaco.

7. Change or Tax.

Any tax, duty, toll, fee, impost, charge or other exaction, or the amount equivalent thereto, and any increase thereof now or hereafter imposed, levied or assessed by any governmental authority upon, measured by, incident to or as a result of the transactions herein provided for (other than local, state and Federal net income taxes measured by the net income of ChevronTexaco from all sources), or the transportation, importation, production, manufacture, use or ownership of the goods the subject of this agreement, shall, if collectible or payable by ChevronTexaco, be paid by Jobber on demand by ChevronTexaco. Any such payments shall be in addition to the prices otherwise herein provided for. Jobber shall, at ChevronTexaco’s request, execute and deliver to ChevronTexaco such certificates or other documents as ChevronTexaco may reasonably require in order to enable ChevronTexaco to secure any tax exemption which may be available in connection with sales or deliveries hereunder.

8. Product Identity and ChevronTexaco’s Insignia.

(a) Product Quality. The petroleum products covered by this agreement shall be ChevronTexaco’s brands, grades and quality thereof, respectively, as established by ChevronTexaco from time to time for its Chevron Jobbers at the time and place of delivery. Jobber shall not permit the adulteration of any petroleum products purchased hereunder.

(b) Product Identity. Except as otherwise provided in paragraph (g) of this section 8, Jobber agrees that the petroleum products purchased hereunder shall be sold by Jobber as the products of ChevronTexaco and only under the trademarks and trade names authorized for such products by ChevronTexaco. At no time shall any product not authorized by ChevronTexaco to be sold thereunder be offered for sale or sold under such trademarks and trade names. Jobber shall see that any likelihood of confusion between ChevronTexaco’s products and those of others and any likelihood of substitution or commingling of the products of others as or with those of ChevronTexaco is eliminated and shall comply with such reasonable rules and regulations in this regard as ChevronTexaco may from time to time establish. ChevronTexaco’s representatives shall have the right at any time to enter upon the premises where the petroleum products purchased hereunder are stored by or for Jobber and to take samples of such petroleum products for testing purposes, compensating Jobber (at Jobber’s cost, which for this purpose shall be based on ChevronTexaco’s price to Jobber hereunder in effect at the time such samples are taken, or, at ChevronTexaco’s option, in kind) for any products so taken.

(c) ChevronTexaco’s Insignia. Jobber recognizes ChevronTexaco’s right to use and authorize others to use all trademarks, service marks, trade names, color schemes and service station designs and other elements of ChevronTexaco’s trade dress (collectively “ChevronTexaco’s insignia”) utilized by ChevronTexaco to identify products and services or the places or outlets where they are sold or marketed. Jobber agrees not to claim any right, title or interest in ChevronTexaco’s insignia. Jobber acknowledges the need to control Jobber’s use of ChevronTexaco’s insignia in order to maintain the validity thereof and to assure the continued recognition of, acceptance by, and high regard of the motoring public and other consumers for the products and services and retail outlets identified by ChevronTexaco’s insignia. Accordingly, Jobber agrees that ChevronTexaco’s insignia shall be used only in such manner as may be approved by ChevronTexaco and that ChevronTexaco may from time to time change ChevronTexaco’s insignia and its promotional materials as it sees fit. Jobber shall not simulate in any way any of ChevronTexaco’s insignia. Jobber shall not use any of ChevronTexaco’s insignia in Jobber’s company name, nor permit such use in the name of any company in which Jobber has an interest. Jobber shall not register an Internet domain name containing ChevronTexaco’s insignia without ChevronTexaco’s prior written consent. Any domain name containing ChevronTexaco’s insignia shall be deemed to be ChevronTexaco’s insignia for purposes of this agreement. Upon termination of this agreement, Jobber shall immediately (1) discontinue any and all use of ChevronTexaco’s insignia, (2) obliterate ChevronTexaco’s insignia from all real or personal property utilized by Jobber, and (3) remove ChevronTexaco’s insignia from all telephone directory listings and any other advertising media utilized by Jobber. Jobber shall thereafter refrain from making any statements or engaging in any conduct that suggests that Jobber remains affiliated with ChevronTexaco in any way. Jobber likewise shall obliterate ChevronTexaco’s insignia from any real or personal property of Jobber before selling such property to a third party.

(d) Chevron Signs. Signs bearing ChevronTexaco’s insignia (including primary identification signs, interior-lighted price signs, pump island spanners, canopy graphics, windshield water and towel holders, and other identifications) are referred to in this section 8 as “Chevron signs” whether they are owned by ChevronTexaco, Jobber or another party. Jobber shall use Chevron signs (or permit their use by others) only (1) in connection with products manufactured or handled by ChevronTexaco, (2) in such manner as may be approved by ChevronTexaco, (3) in connection with the operation of a ChevronTexaco approved retail outlet offering Chevron brand motor fuels for sale to the general public, and (4) in accordance with ChevronTexaco’s image standards for branded retail outlets. All trademark, service mark, copyright rights and other intellectual property rights in Chevron signs shall remain with ChevronTexaco. Jobber may not use other signs to advertise products purchased from ChevronTexaco nor place other signs on a sign pole containing a Chevron sign (except motor fuel price signs) without ChevronTexaco’s prior written consent. Jobber shall not transfer ownership or possession of any Chevron signs (or any trash valets of the design patented by ChevronTexaco) unless the transferee agrees in writing to assume all of Jobber’s obligations under this section 8 and Jobber promptly provides ChevronTexaco with a true and connect copy of such assumption agreement.

(e) ChevronTexaco’s Right to Change Brands and Discontinue Products. ChevronTexaco shall have the right at any time during the term of this agreement to change, alter or amend any of the trademarks and trade names under which the petroleum products covered by this agreement are now or may hereafter be sold. If ChevronTexaco shall at any time during the term of this agreement discontinue the marketing of any or all of the petroleum products covered by this agreement, ChevronTexaco shall be relieved of all obligation to sell or deliver such discontinued product to Jobber and, if ChevronTexaco shall market any other product in lieu of the discontinued product, this agreement shall embrace the new product and all of the terms and conditions hereof previously applicable to the discontinued product shall apply to the new product.

(f) Branding of Retail Outlets. Jobber shall not use ChevronTexaco’s insignia at, or authorize or permit their use by the operator of, any service station, card lock facility or other retail outlet (collectively “retail outlet”) of Jobber or one of Jobber’s customers, unless ChevronTexaco in its sole discretion has approved the particular retail outlet as an acceptable outlet for ChevronTexaco’s branded products and has entered into a written agreement with Jobber authorizing the use of ChevronTexaco’s insignia at such retail outlet (“Authorization Agreement”). If such retail outlet is operated by someone other than Jobber, ChevronTexaco shall have the right to condition any Authorization Agreement on the operator entering into a written agreement with Jobber regarding the use of ChevronTexaco’s insignia on terms and conditions satisfactory to ChevronTexaco. Jobber shall keep complete and accurate records showing the monthly quantities of each petroleum product purchased hereunder supplied by Jobber during the term hereof to each retail outlet for which ChevronTexaco has entered into an Authorization Agreement with Jobber. Jobber shall also keep, or shall cause Jobber’s retailer customers to keep, complete and accurate inventory records for all motor fuels stored and sold at such retail outlets. Jobber shall submit copies of such records to ChevronTexaco as ChevronTexaco may from time to time request.

(g) Disapproved Retail Outlets. If ChevronTexaco does not approve the use of ChevronTexaco’s insignia at a particular retail outlet, Jobber may, notwithstanding any other provision of this agreement, supply it, provided that Jobber shall not represent or authorize or permit any other person to represent that the petroleum products supplied are the products of ChevronTexaco or use or authorize or permit any other person to use any of ChevronTexaco’s insignia or any other identification, designation or marking of any kind at such retail outlet that would identify the retail outlet or the products sold thereat with ChevronTexaco. It is understood and agreed that petroleum products purchased hereunder and resold at such retail outlet pursuant to this paragraph (g) shall be sold under Jobber’s brands and trade names or those of Jobber’s customers, and ChevronTexaco hereby gives its consent to such rebranding of the petroleum products sold at such retail outlet. If such retail outlet is operated by someone other than Jobber, Jobber shall impose the same obligations on the operator by written agreement in a form satisfactory to ChevronTexaco. Jobber is not precluded from reselling to anyone lubricants or other petroleum products that were purchased hereunder for resale in the original sealed containers as received bearing any of ChevronTexaco’s insignia.

(h) Jobber’s Indemnity Obligations. Jobber’s indemnity obligation under section 17 of this agreement shall include, but not be limited to, any and all expense, liability and claims for damage to property (including property of Jobber), or for injury to or death of any person (including Jobber), directly or indirectly arising or alleged to arise from anything occurring from any cause on or about or in connection with the maintenance, upkeep, repair, replacement or operation of any retail outlet supplied by Jobber (other than retail outlets to which Jobber makes deliveries as ChevronTexaco’s agent pursuant to section 22 of this agreement) or anything located thereon, and the insurance to be carried by Jobber pursuant to section 18 of this agreement shall include, but not be limited to, insurance in regard to each such retail outlet (other than retail outlets to which Jobber makes deliveries as ChevronTexaco’s agent pursuant to section 22 of this agreement) of the types and in the amounts specified in section 18 of this agreement and, upon request by ChevronTexaco, Jobber shall furnish ChevronTexaco with satisfactory evidence of the maintenance of such insurance.

(i) Survival of Covenants. The covenants contained in this section 8 shall survive termination of this agreement.

9. ChevronTexaco’s Card Programs.

(a) Terms and Conditions of Card Acceptance. ChevronTexaco may, at its option, authorize Jobber or one or more of Jobber’s retailer customers to participate in ChevronTexaco’s credit card or debit card programs (collectively “ChevronTexaco’s card programs”) and accept credit cards or debit cards approved by ChevronTexaco for retail sales under ChevronTexaco’s card programs. By participating in and submitting credit card or debit card transactions to ChevronTexaco for processing under ChevronTexaco’s card programs, Jobber agrees to be bound by and honor all of the terms and conditions of the relevant programs, as established by ChevronTexaco from time to time. ChevronTexaco may now or in the future impose various service charges under ChevronTexaco’s card programs, and may refuse to process or may charge back to Jobber credit card or debit card transactions in accordance with the terms and conditions of ChevronTexaco’s card programs. ChevronTexaco reserves the right at any time to change such terms and conditions, or to terminate ChevronTexaco’s card programs or any authorization to Jobber or Jobber’s retailer customers to participate in ChevronTexaco’s card programs.

(b) Records. In order to help ChevronTexaco administer ChevronTexaco’s card programs, Jobber shall keep complete and accurate records showing the dollar amount of the petroleum products purchased hereunder supplied by Jobber during the term hereof to each retail outlet at which credit card or debit card sales are made under ChevronTexaco’s card programs. Jobber shall submit copies of such records to ChevronTexaco as ChevronTexaco may from time to time request.

10. Conduct of Jobber’s Business.

(a) Independent Business. In the performance of this agreement Jobber is engaged in an independent business and nothing herein contained shall be construed as granting ChevronTexaco any right to control or direct Jobber with respect to Jobber’s conduct of such business. ChevronTexaco has no right to exercise any control over any of Jobber’s employees, all of whom are entirely under the control and direction of Jobber, who shall be responsible for their actions and omissions. Jobber accepts exclusive liability for all contributions and payroll taxes required under Federal Social Security laws and State Unemployment Compensation laws or other payments under any laws of similar character as to all persons employed by and working for Jobber.

(b) Legal Compliance. Jobber shall conduct all operations hereunder in strict compliance with all applicable laws, ordinances and regulations of all governmental authorities, including but not limited to all rules and regulations of the Department of Transportation, the Federal Petroleum Marketing Practices Act and all applicable franchise laws and regulations. Jobber shall supply ChevronTexaco with all information which ChevronTexaco shall reasonably request to enable ChevronTexaco to comply with all applicable laws, ordinances and regulations of all governmental authorities. Jobber’s indemnity obligation under section 17 of this agreement shall include, but not be limited to, any and all expense, liability, claims, fines, civil penalties or demands which may arise or be assessed as a result of any failure by Jobber to comply with any of the foregoing governmental requirements.

(c) Sale of ChevronTexaco’s Products. Jobber shall diligently promote the sale in Jobber’s area of primary responsibility of the petroleum products purchased under this agreement, and shall conduct the operation of Jobber’s business in such a manner as to promote goodwill toward ChevronTexaco and its products. Jobber agrees to assist in the administration of any promotional programs ChevronTexaco may establish for its dealer or other customers. Jobber agrees to distribute to Jobber’s customers such promotional materials supplied by ChevronTexaco as ChevronTexaco may from time to time reasonably request.

11. Oil Spills.

If a petroleum product spill occurs anywhere in connection with Jobber’s performance of this agreement, Jobber shall promptly notify ChevronTexaco and the appropriate governmental authorities and shall take immediate action to clean up the spill and prevent further damage. Upon receipt of such notification, ChevronTexaco shall have the right, at its election, to provide, or cause to be provided, to Jobber such additional manpower, equipment and material as in ChevronTexaco’s sole discretion are deemed reasonable to complete the clean-up in a satisfactory manner. Jobber shall pay and be responsible for, and Jobber’s indemnity obligation under section 17 of this agreement shall include, but not be limited to, all costs and expenses incurred in connection with the clean-up operations, including reimbursement to ChevronTexaco for all of its costs and expenses, and all fines, charges, fees or judgments imposed or levied by any Federal, state or local governmental agency as a result of such spill, except in the event the spill resulted solely from any act or omission on the part of ChevronTexaco or ChevronTexaco’s employees.

12. Sale of Jobber’s Business.

(a) Offer to Transfer Assets. Subject to any valid requirements of any applicable statute, if at any time during the term of this agreement, Jobber desires to sell, lease or otherwise transfer all or any part of the assets (including but not limited to real or personal property, contract rights, accounts receivable, customer lists and other intangible assets) then used by Jobber in the distribution and sale of petroleum products purchased under this agreement (other than as collateral for a loan from a financial institution or any other transfer in the ordinary course of Jobber’s business), and Jobber receives a bona fide offer for the same which Jobber wishes to accept, Jobber shall immediately notify ChevronTexaco in writing of the terms thereof and provide ChevronTexaco with a complete copy of the executed written agreement or other documents embodying such offer which contain all of the terms and conditions between the parties, with no material terms yet to be negotiated, together with copies of all information regarding Jobber’s business supplied to the offeror by Jobber, and all information and documentation required by section 16 of this agreement.

(b) ChevronTexaco’s Right of First Refusal. ChevronTexaco shall have the right to acquire such interest of Jobber at the price and on the terms of such offer if ChevronTexaco, within sixty (60) days after ChevronTexaco’s receipt of such written notice from Jobber of any such offer (together with all documents and other information required by this section 12 and section 16), notifies Jobber in writing of ChevronTexaco’s exercise of such option. If ChevronTexaco exercises such right, the transaction shall be consummated within thirty (30) days after delivery to Jobber of ChevronTexaco’s notice of exercise or at such later date as may be specified in the offer and Jobber shall, prior to such date and at Jobber’s expense, do all things necessary or desirable in order to give ChevronTexaco title to the interest being acquired free from the claims of Jobber’s creditors. If ChevronTexaco does not exercise such right, Jobber may, at any time within six months after the expiration of such 60-day period, but no later, sell, lease or otherwise transfer such interest, but only to the original offeror and only upon the terms of the offer submitted by Jobber to ChevronTexaco.

(c) General. ChevronTexaco’s rights hereunder shall continue to apply until Jobber’s entire interest is transferred in accordance herewith. An offer by a third party to exchange other property interests owned or to be acquired by it for any interest of Jobber shall be deemed to constitute an offer to purchase for a price equal to the fair market value of the property offered in exchange. Nothing herein shall be construed as a consent by ChevronTexaco to any such sale, lease or transfer or a waiver of any of ChevronTexaco’s rights under section 16 hereof or under any other agreement between Jobber and ChevronTexaco. ChevronTexaco shall have the right to assign its rights under this section 12 to a third party.

13. Prevention of Performance; Shortage of Supply.

(a) Force Majeure. There shall be no obligation to sell or deliver or to receive or use the petroleum products covered by this agreement when and while, and to the extent that, the receiving or using or manufacture or making deliveries in the customary manner is prevented or hindered by act of God, fire, riot, labor disturbances (whether involving employees of the party affected or of others and regardless of whether the disturbance could be settled by acceding to the demands of a labor group), accident, war or the acts of any government (whether foreign or domestic, Federal, state, county or municipal) or any causes beyond the reasonable control of the party affected, whether or not similar to any of the foregoing causes. In cases of partial or total interruption or loss or shortage of transportation facilities or supplies, or shortage of products deliverable hereunder, ChevronTexaco may allocate deliveries of available products among Jobber, ChevronTexaco’s other customers, contract or otherwise, including ChevronTexaco’s affiliates, and ChevronTexaco for its own use, on any basis which in ChevronTexaco’s sole judgment is fair and reasonable, allowing for such priorities as ChevronTexaco deems appropriate. No such reduction need be made up.

(b) Shortage of Supplies. Due to uncertainties in the supply/demand situation (which may include a decision by ChevronTexaco that the costs of some crude oil and petroleum products which might be available are unreasonable), ChevronTexaco may not have sufficient supplies of one or more of the petroleum products covered by this agreement to meet the full requirements of Jobber, of ChevronTexaco’s other customers, contract or otherwise, including ChevronTexaco’s affiliates, and of ChevronTexaco for its own use. Whenever that situation exists and ChevronTexaco’s performance hereunder is not otherwise excused, ChevronTexaco may allocate deliveries of available products on any basis which in ChevronTexaco’s sole judgment is fair and reasonable, allowing for such priorities as ChevronTexaco deems appropriate. No such reduction need be made up.

(c) Allocation. Allocation is fair and reasonable even if it is based on a shortage in the then contemplated sources of supply or a general shortage in ChevronTexaco’s system or on historical or planned deliveries. “ChevronTexaco’s system” means the supply system of ChevronTexaco’s parent company, ChevronTexaco Corporation, and its wholly owned subsidiaries.

14. Termination.

(a) Jobber’s Right to Terminate This Agreement. Jobber may terminate this agreement without cause at any time during the term hereof upon giving ChevronTexaco written notice of such termination.

(b) ChevronTexaco’s Right to Terminate This Agreement (other than for market withdrawal). ChevronTexaco may, in addition to its other remedies, including but not limited to the right to terminate this agreement as otherwise provided herein, terminate this agreement upon giving Jobber ninety (90) days’ prior written notice of such termination or, if it would not be reasonable for ChevronTexaco to give ninety (90) days’ prior written notice, at ChevronTexaco’s election upon giving Jobber prior notice for such lesser period as is reasonable in the circumstances, if any one of the following occurs:

(1) Curable Breach. Jobber by act or omission breaches or defaults on any covenant, condition or other provision of this agreement, which breach or default can be cured, and Jobber fails to cure such breach or default within ten (10) days after such written notice from ChevronTexaco which shall specify such breach or default; or

(2) Noncurable Breach. Jobber by act or omission breaches or defaults on any covenant, condition or other provision of this agreement, which breach or default cannot be cured, or in the event of any breach or default by Jobber after notice of two previous breaches or defaults of any kind has been given hereunder, regardless of Jobber’s curing of such previous breaches or defaults; or

(3) Failure to Exert Good Faith Efforts to Honor Agreement. Jobber fails to exert good faith efforts to carry out the provisions of this agreement following written notice to Jobber from ChevronTexaco of such failure and a reasonable opportunity to exert good faith efforts to carry out such provisions; or

(4) Failure to Pay ChevronTexaco in a Timely Manner. Jobber fails to pay to ChevronTexaco in a timely manner when due all sums to which ChevronTexaco is legally entitled (whether or not such sums are owed under this agreement); or

(5) Noncompliance with Applicable Laws. Jobber knowingly fails to comply with Federal, state or local laws and regulations relevant to Jobber’s performance of this agreement; or

(6) Trademark Violation. Willful adulteration, commingling, mislabeling or misbranding of motor fuels or other violations by Jobber of trademarks utilized by ChevronTexaco; or

(7) Unlawful or Deceptive Acts. Unlawful, fraudulent or deceptive acts or practices or criminal misconduct by Jobber relevant to Jobber’s performance of this agreement; or

(8) Inducement of Breach of Third-Party Contract. Jobber knowingly induces the breach by a third party of a contract between ChevronTexaco and the third party; or

(9) Felony Conviction. Conviction of Jobber of any felony involving moral turpitude; or

(10) Death. Jobber’s death if Jobber is an individual (subject to any valid requirements of any applicable statute); or

(11) Other Events. Any other event which is relevant to the relationship between ChevronTexaco and Jobber and as a result of which termination of this agreement is reasonable.

Without limitation on the foregoing, it is agreed that upon the occurrence of any of the events specified in clauses (6) through (10) of this paragraph (b) it would not be reasonable to require ChevronTexaco to give ninety (90) days’ prior written notice, that ten (10) days’ notice would be reasonable in the circumstances, and that in any such circumstance ChevronTexaco may elect to terminate this agreement upon giving Jobber ten (10) instead of ninety (90) days’ prior written notice of such termination.

(c) Market Withdrawal. If during the term hereof ChevronTexaco decides to withdraw from marketing motor fuel in Jobber’s area of primary responsibility through retail outlets identified by ChevronTexaco’s insignia, ChevronTexaco may terminate this agreement by giving Jobber one hundred eighty (180) days’ prior written notice of such termination and otherwise complying with any applicable requirements of law, including the Federal Petroleum Marketing Practices Act.

(d) No Implied Waiver or Release. Waiver by ChevronTexaco of one or more breaches or defaults hereunder by Jobber shall not be deemed to be a waiver of any other or continuing breach or default hereunder. Termination of this agreement shall not relieve Jobber of responsibility for obligations incurred prior to termination.

(e) Sale of Products After Expiration of Term. If ChevronTexaco continues to accept orders from Jobber for the petroleum products covered hereby following expiration of the term of this agreement, such sales shall be upon all of the terms and conditions hereof; provided that such sales shall not be construed to evidence a renewal of this agreement by operation of law or otherwise, but shall imply only an agreement from day to day, which ChevronTexaco may (subject to any valid requirements of any applicable statute) terminate without cause at any time upon giving Jobber written notice of such termination.

15. Exchange Terminals.

(a) Termination of Exchange Agreements. Each of the following delivery points is an exchange terminal at which petroleum products are made available to

ChevronTexaco pursuant to a product exchange agreement between ChevronTexaco and a third party:

Austin Tx Trm Koch

Brownsville Tx Trm Citgo

Corpus Christi Tx Trm Koch

Harlingen Tx Trm Valero

Hearne Tx Trm Exxonmobil

Victoria Tx Trm Citgo

Houston Tx Trm Valero Refining

Pasadena Tx Trm Kinder Morgan

Each such exchange agreement is terminable at any time by either party thereto without cause upon short notice typically thirty (30) to sixty (60) days’ notice. If any such exchange agreement is terminated by either party thereto (and ChevronTexaco may do so in its absolute discretion), ChevronTexaco may terminate its obligations under section 4 of this agreement to deliver petroleum products to Jobber at the applicable delivery point upon giving Jobber ninety (90) days’ prior written notice of such termination or, if it would not be reasonable for ChevronTexaco to give ninety (90) days’ prior written notice, at ChevronTexaco’s election upon giving Jobber prior notice of such lesser period as is reasonable in the circumstances. If ChevronTexaco’s obligations to make deliveries at a particular delivery point are terminated pursuant hereto, ChevronTexaco’s maximum sales obligation under section 3 of this agreement for each product previously delivered to Jobber at that delivery point shall be reduced by the maximum percentage of ChevronTexaco’s maximum sales obligation for each such product available to Jobber at that delivery point as set forth in section 4 of this agreement.

(b) Alternative Supply Arrangements. If any such exchange agreement is terminated and ChevronTexaco is able to make alternative arrangements, on terms and conditions which are (in its sole judgment) satisfactory to ChevronTexaco, for the supply of petroleum products to Jobber at the applicable delivery point, ChevronTexaco’s obligations hereunder shall be subject to all of the terms and conditions of such alternative supply arrangements. If only limited quantities of petroleum products are available to ChevronTexaco at such delivery point under such alternative supply arrangements, ChevronTexaco may allocate deliveries of available products in the manner set forth for other circumstances in section 13 of this agreement. No such reduction need be made up. Upon termination of such alternative supply arrangements, ChevronTexaco shall have the right, pursuant to paragraph (a) of this section 15, to terminate its obligations to make deliveries at the applicable delivery point and proportionately to reduce its maximum sales obligations to Jobber.

(c) Termination of Supply at All Delivery Points. If pursuant hereto ChevronTexaco’s obligation to sell petroleum products to Jobber has been terminated with respect to all delivery points and ChevronTexaco therefore no longer has any remaining obligation hereunder to sell petroleum products to Jobber, this agreement shall automatically terminate without further notice to Jobber.

(d) Exchange Terminal Rules and Regulations. Jobber shall comply with all applicable rules and regulations of any exchange terminal in effect at the time of delivery, including but not limited to any requirement that Jobber provide specified insurance coverage.

16. Assignment.

(a) Assignment by Jobber. This agreement is personal to Jobber and Jobber shall not, subject to any valid requirements of any applicable statute, assign any rights or delegate any duties that Jobber may have under this agreement, either voluntarily, involuntarily or by operation of law, or otherwise, without the prior written consent of ChevronTexaco. Jobber shall advise ChevronTexaco in writing of any proposed assignment, and shall provide ChevronTexaco such information and documentation relating to the proposed assignment and assignee as ChevronTexaco may reasonably require, including but not limited to a fully completed Jobber Application in ChevronTexaco’s then-current form, together with all financial statements and other attachments designated in such application, and all information and documentation required by section 12 of this agreement.

(b) Change in Control of Corporation. This paragraph (b) applies if Jobber is a corporation. Any sale, conveyance, alienation, transfer or other change of interest in or title to or beneficial ownership of any voting stock of Jobber (or securities convertible into voting stock of Jobber) which results in a change in the control of Jobber, whether voluntarily, involuntarily, by operation of law, merger or other corporate proceedings, or otherwise, shall be construed as an assignment of Jobber’s rights under this agreement. A change in the control of Jobber shall be deemed to occur whenever a party gains the ability to influence the business and affairs of Jobber directly or indirectly. A party who owns twenty-five percent (25%) or more of the voting stock of Jobber (or securities convertible into such voting stock) shall be deemed to have such ability. Thus, for example, the following would constitute an assignment of Jobber’s rights hereunder and require ChevronTexaco’s prior written consent under paragraph (a) of this section 16: (i) the transfer of 25% or more of the voting stock of Jobber, (ii) the transfer of a lesser percentage of such stock to an existing stockholder who thereby would own 25% or more of Jobber’s voting stock, or (iii) the transfer of a lesser percentage of such stock which as a practical matter results in a change in the control of Jobber.

(c) Change in Control of Partnership. This paragraph (c) applies if Jobber is a partnership. Any sale, conveyance, alienation, transfer or other change of interest in or title or beneficial ownership of any partnership interest in Jobber which results in a change in the control of Jobber, whether voluntarily, involuntarily, by operation of law, or otherwise, shall be construed as an assignment of Jobber’s rights under this agreement. A change in the control of Jobber shall be deemed to occur whenever a party gains the ability to influence the business and affairs of Jobber directly or indirectly. A party who owns twenty-five percent (25%) or more of a partnership (whether a general or a limited partnership), or 25% of the general partnership interests in a limited partnership, shall be deemed to have such ability. Thus, for example, the following would constitute an assignment of Jobber’s rights hereunder and require ChevronTexaco’s prior written consent under paragraph (a) of this section 16: (i) the transfer of 25% or more of the beneficial interest in Jobber, (ii) the transfer of 25% or more of the general partnership interests in Jobber, (iii) the transfer of a lesser percentage of such interests in Jobber to an existing partner who would thereby own 25% or more of the total partnership or 25% or more of the general partnership interests in Jobber, or (iv) the transfer of a lesser percentage of such partnership interests which as a practical matter results in a change in the control of Jobber.

17. Indemnity.

Jobber shall indemnify, defend and hold harmless ChevronTexaco, ChevronTexaco Corporation, the subsidiary and affiliated companies of each of them (collectively “ChevronTexaco and its affiliates”), and their respective directors, employees and agents, from and against any and all expenses (including attorneys’ fees), liabilities and claims of whatsoever kind and nature, including but not limited to those for damage to property (including property of Jobber) or for injury to or death of any person (including Jobber), directly or indirectly arising or alleged to arise out of or in any way connected with the storage, handling, distribution, sale or use of any petroleum products purchased hereunder, or with the maintenance, upkeep, repair, replacement or operation of any premises used by Jobber in connection with this agreement or anything located thereon, including any act or omission of Jobber or Jobber’s agents or employees in the performance of this agreement, or in the operation of any vehicle or vehicles in connection with Jobber’s business.

18. Insurance.

(a) Insurance to be Maintained by Jobber. Without in any way limiting Jobber’s indemnity obligation under section 17 of this agreement, Jobber shall maintain at Jobber’s own expense during the term of this agreement the insurance specified below with respect to Jobber’s operations in connection with this agreement:

(1) Employees. Workers’ Compensation and Employer’s Liability Insurance as prescribed by applicable law;

(2) General Liability. Comprehensive or Commercial General Liability (Bodily Injury and Property Damage) Insurance of not less than $1,000,000 combined single limit per occurrence, including the following supplementary coverage: (i) Contractual Liability Insurance to cover liability assumed under this agreement and (ii) Product and Completed Operations Liability Insurance;

(3) Vehicles. Automobile Liability (Bodily Injury and Property Damage) Insurance of not less than $1,000,000 combined single limit per occurrence, on all owned, non-owned and hired vehicles; and

(4) Other Legal Requirements. Any other insurance or surety bonding that may be required under the laws, ordinances and regulations of any governmental authority, including the Federal Motor Carrier Act of 1980 and all rules and regulations of the Department of Transportation.

(b) Other Insurance Requirements. The insurance specified in paragraph (a) of this section 18 shall be issued by insurance companies which meet ChevronTexaco’s financial standards for insurers (as established by ChevronTexaco from time to time) and shall require the insurer to provide ChevronTexaco with ten (10) days’ prior written notice of any cancellation or material change in the insurance. The insurance specified in clauses (2), (3) and (4) of paragraph (a) shall name ChevronTexaco and its affiliates as additional insureds.

(c) Proof of Insurance. Jobber shall furnish ChevronTexaco with certificates or other documentary evidence satisfactory to ChevronTexaco of the insurance required to be maintained by Jobber under this section 18. If Jobber fails to do so as to any of the required insurance, then ChevronTexaco, in addition to such other remedies as it may have, shall have the right to purchase such insurance at Jobber’s expense. Jobber shall upon demand promptly reimburse ChevronTexaco for the cost of any insurance purchased by ChevronTexaco for Jobber’s account under this paragraph (c).

19. Motor Fuel Regulations.

(a) Compliance Requirements. The petroleum products covered by this agreement include products that are subject to Federal air pollution laws and regulations controlling fuels and fuel additives for use in motor vehicles and motor vehicle engines. Those laws and regulations require motor fuels to meet product specifications designed to minimize harmful emissions, and impose directly on Jobber, any distributor, reseller, retailer or wholesale purchaser-consumer (as defined in such regulations) receiving regulated motor fuels from Jobber (“Jobber’s motor fuel customers”) and ChevronTexaco specific legal obligations in selling and distributing regulated motor fuels. ChevronTexaco has established certain programs and procedures for handling regulated motor fuels to achieve compliance with these governmental requirements and reduce liability exposure for noncompliance. Jobber recognizes the importance to ChevronTexaco, Jobber and the public of Jobber and Jobber’s motor fuel customers meeting fully all governmental motor fuel requirements. Accordingly, Jobber shall comply with, and shall cause Jobber’s motor fuel customers to comply with, ChevronTexaco’s current and future programs and procedures for handling regulated motor fuels, as set forth in ChevronTexaco’s Motor Fuel Quality Compliance Manual or other written communications that ChevronTexaco has distributed or may in the future distribute to Jobber. Jobber shall require Jobber’s motor fuel customers to follow ChevronTexaco’s programs and procedures for handling regulated motor fuels by written agreement in a form approved by ChevronTexaco. ChevronTexaco does not represent or warrant that following its programs and procedures for handling regulated motor fuels will ensure compliance with all governmental motor fuel requirements. Jobber is independently responsible for complying fully with all applicable Federal, state and local laws and regulations pertaining to motor fuels, and for causing Jobber’s motor fuel customers to so comply.

(b) Product Testing. Jobber shall promptly advise ChevronTexaco if Jobber has any indication that contamination of motor fuel may have occurred in order that ChevronTexaco may, at its option, conduct a test of such product. ChevronTexaco’s representatives shall have the right at any time to enter upon the premises where motor fuels purchased hereunder are stored by or for Jobber and to take such quantities of such products as they deem necessary to check the quality of the product, compensating Jobber (at Jobber’s cost, which for this purpose shall be based on ChevronTexaco’s price to Jobber hereunder in effect at the time such product is taken, or, at ChevronTexaco’s option, in kind) for any product so taken.

(c) Indemnity. Jobber’s indemnity obligation under section 17 of this agreement shall include, but not be limited to, any and all expense, liability, claims, fines, civil penalties or demands which may arise or be assessed as a result of any act or omission of Jobber, Jobber’s agents, employees or carriers or of Jobber’s motor fuel customers in handling motor fuel purchased hereunder, or as a result of failure by any of them to follow ChevronTexaco’s programs and procedures for handling motor fuel.

(d) Noncompliance. If Jobber fails to comply with the requirements of this section 19 with regard to any particular motor fuel product, then ChevronTexaco, in addition to such other remedies as it may have, shall have the right to terminate delivery to Jobber of the motor fuel product in question or to suspend such delivery until ChevronTexaco is satisfied that Jobber is again in compliance herewith.

20. Notices; Confidential Information.

(a) Notices. Any and all written notices to be given hereunder shall be posted by certified mail or personally delivered to the other party at the address set forth below, or at such other address as either party may designate by written notice to the other. Any such notice shall be deemed received when deposited in the United States mail with postage fully prepaid thereon or when personally delivered.

ChevronTexaco	Jobber
2300 Windy Ridge Parkway, Suite 800	555 EAST AIRTEX DR.
Atlanta, Georgia 30339-5673	HOUSTON, TEXAS 77073-6099

(b) Confidential Information. Jobber agrees that all materials, technology and information made available to Jobber and not to the general public by or at the direction of ChevronTexaco at any time before or during the term of this agreement through any means of communication (collectively “Confidential Information”) shall be considered proprietary trade secrets of ChevronTexaco. Without limitation on the generality of the foregoing, Confidential Information includes information about or derived from a ChevronTexaco web site or a web site maintained by a third party designated by ChevronTexaco, which is accessible by Jobber but not the general public. Jobber shall keep confidential all Confidential Information and use it only in connection with Jobber’s operations as an authorized reseller of Chevron products. Jobber shall not disclose Confidential Information to anyone other than Jobber’s employees, agents or contractors who have a need to know Confidential Information to assist such operations, and Jobber shall cause any such person to whom Jobber discloses Confidential Information to keep it confidential and not to disclose it to anyone else. Upon ChevronTexaco’s request, Jobber shall promptly return or destroy all Confidential Information disseminated in written, electronic or machine-readable form, and all notes, documents and computer files containing Confidential Information, and all copies of the foregoing. Jobber shall notify ChevronTexaco promptly in the event Jobber is required by legal process to disclose any Confidential Information, and make reasonable efforts to obtain an appropriate protective order for any such required disclosure of Confidential Information.

21. Prior Agreements.

This agreement shall not become effective if, prior to the commencement of the term hereof, ChevronTexaco notifies Jobber of ChevronTexaco’s election to exercise any right ChevronTexaco may have to terminate any prior agreement with Jobber covering the sale by ChevronTexaco of petroleum products to Jobber. In such event this agreement shall be null and void. Subject to the foregoing, effective as of the commencement of the term hereof, this agreement terminates and supersedes any prior agreements between Jobber and ChevronTexaco and its affiliates relating to the subject matter hereof, provided that any outstanding breach by Jobber of any such prior agreement shall be deemed to be a breach of this agreement. No modification of this agreement, and no waiver of any provision hereof, shall be binding on ChevronTexaco unless in writing and signed by ChevronTexaco.

22. Deliveries to Contract Accounts.

(a) ChevronTexaco’s Contract Customers. Jobber shall, at ChevronTexaco’s request and as ChevronTexaco’s agent, make deliveries of petroleum products for ChevronTexaco’s account to those customers under contract with ChevronTexaco (“contract customers”) specified in Exhibit C hereto and to such other contract customers as ChevronTexaco may from time to time specify during the term hereof. Contract customers may include, without limitation, local, state and Federal governments, retail dealers, certain consumers and other resellers. Jobber shall be credited by ChevronTexaco at Jobber’s cost for the particular petroleum product involved, based on ChevronTexaco’s price to Jobber hereunder in effect at the time that Jobber makes such delivery. Each such delivery by Jobber shall constitute a return to ChevronTexaco’s inventory of the petroleum product so delivered and not a resale of the petroleum product by Jobber to ChevronTexaco, and the quantities of petroleum products so delivered shall not constitute a part of the maximum quantities specified in section 3 of this agreement.

(b) Nonexclusive Arrangement. ChevronTexaco reserves the right at any time to withdraw its request for deliveries by Jobber to some or all contract customers and to make such deliveries itself.

(c) Mode of Delivery. In addition to deliveries from Jobber’s trucks into the storage facilities of contract customers, Jobber shall, at ChevronTexaco’s request, make deliveries into contract customers’ trucks at Jobber’s storage facilities, and Jobber shall provide unimpeded and adequate access to Jobber’s storage facilities during normal business hours to enable contract customers to receive deliveries of petroleum products.

(d) Credit Deliveries. In making deliveries for ChevronTexaco’s account to contract customers, Jobber shall confine all credit deliveries, both as to time and money limits, within the authority given to Jobber by ChevronTexaco in writing. If Jobber makes any credit deliveries in excess of written authorization either as to time or money limits, Jobber shall pay ChevronTexaco upon demand the amount of such sale price which on the date of such demand remains unpaid to ChevronTexaco, and ChevronTexaco may set off such unpaid price against any sums then or thereafter due to Jobber from ChevronTexaco.

(e) Compensation. As Jobber’s sole compensation for making deliveries to contract customers, on or before the twentieth (20th) day of each month during the term hereof ChevronTexaco shall pay Jobber the service charges specified in Exhibit C hereto on all deliveries of petroleum products made by Jobber during the preceding calendar month to the contract customers specified in Exhibit C and shall pay Jobber such service charges as may be later agreed upon by ChevronTexaco and Jobber on all deliveries of petroleum products made by Jobber during the preceding month to such other contract customers as ChevronTexaco may specify during the term hereof.

23. Jobber Application; Conflicts of Interest.

(a) Jobber Application. Jobber represents and warrants that all information set forth in Jobber’s written application to become a Chevron Jobber and all other written information, including but not limited to financial statements, submitted by Jobber in connection with such application was at the time of submission true, accurate and complete, and did not omit any material fact necessary to make the information submitted, in light of the circumstances under which it was submitted, not misleading.

(b) Residency. Jobber represents and warrants that Jobber is a citizen or lawful permanent resident of the United States. Jobber shall upon request furnish ChevronTexaco with proof of Jobber’s citizenship or immigration status.

(c) Sales or Earnings Projections Disclaimer. Due to the various factors which may affect the performance of an individual jobber’s business, ChevronTexaco does not supply statements of estimated or projected sales or earnings to prospective Chevron Jobbers, nor does ChevronTexaco represent that Chevron Jobbers will earn or are likely to earn a profit. And no employee of ChevronTexaco has been or is authorized to make such statements.

(d) Conflicts of Interest. Except as otherwise expressly provided herein, neither Jobber nor any director, employee or agent of Jobber shall give to or receive from any director, employee or agent of ChevronTexaco and its affiliates any gift, entertainment or other favor of significant value, or any commission, fee or rebate, in connection with this agreement. Neither Jobber nor any director, employee or agent of Jobber shall, without ChevronTexaco’s prior written consent, enter into or maintain any business arrangement with any director, employee or agent of ChevronTexaco and its affiliates unless such person is acting as a representative of and on behalf of ChevronTexaco and its affiliates.

(e) Violation. In the event of any violation of this section 23, including any breach of the warranties set forth in this section 23 or any other violation occurring prior to the commencement of the term hereof which resulted directly or indirectly in ChevronTexaco entering into this agreement, ChevronTexaco shall have the right to terminate this agreement. Jobber shall immediately notify ChevronTexaco upon acquiring knowledge of any violation of this section 23.

SUSSER PETROLEUM COMPANY, LP

BY:	SUSSER PETROLEUM MANAGEMENT COMPANY, LLC

	By:	/s/ Rocky Dewbre, President

CHEVRONTEXACO PRODUCTS COMPANY

By:	/s/

EXHIBIT A

TO

CHEVRON BRANDED JOBBER PETROLEUM PRODUCTS AGREEMENT

Jobber’s area of primary responsibility, referred to in section l of this agreement, consists of the following:

County	State
Aransas	Texas
Bexar	Texas
Brazoria	Texas
Calhoun	Texas
Cameron	Texas
Chambers	Texas
Dallas	Texas
Fort Bend	Texas
Galveston	Texas
Harris	Texas
Hidalgo	Texas
Kleberg	Texas
Laredo	Texas
Liberty	Texas
Montgomery	Texas
Nueces	Texas
Polk	Texas
San Patricio	Texas
Tarrant	Texas
Victoria	Texas
Walker	Texas
Waller	Texas
Williamson	Texas

A-1

EXHIBIT B

TO

CHEVRON BRANDED JOBBER PETROLEUM PRODUCTS AGREEMENT

PERCENTAGE LIFTINGS BY MONTH*

Month	Gasolines (%)	Diesel Fuel No. 1 (%)	Diesel Fuel No. 2 (%)	Heating Fuel No. 1 (%)	Heating Fuel No. 2 (%)
January	7	0	7	0	0
February	7	0	7	0	0
March	8	0	8	0	0
April	8	0	9	0	0
May	8	0	9	0	0
June	9	0	9	0	0
July	9	0	9	0	0
August	10	0	10	0	0
September	8	0	8	0	0
October	9	0	8	0	0
November	8	0	8	0	0
December	9	0	8	0	0
TOTAL	100	N/A	100	N/A	N/A

*	USE WHOLE NUMBERS. Example: use 5%, not 5.2%.

B-1

EXHIBIT C

TO

CHEVRON BRANDED JOBBER PETROLEUM PRODUCTS AGREEMENT

Pursuant to section 22 of this agreement, for requested deliveries by Jobber for ChevronTexaco’s account to the contract customers specified below, ChevronTexaco shall pay Jobber the following service charges:

THIS EXHIBIT IS NOT APPLICABLE.

C-1